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Exhibit 21.1

SUBSIDIARIES OF SKYWEST, INC.

Name	Jurisdiction of Incorporation
SkyWest Airlines, Inc.	Utah
ExpressJet Airlines, Inc.	Utah
SkyWest Leasing, Inc.	Utah

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SUBSIDIARIES OF SKYWEST, INC.